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Exhibit 99

FOR IMMEDIATE RELEASE

PRIMEDIA PRICES $175 MILLION OF SENIOR FLOATING RATE NOTES AND INTENDS TO ENTER INTO A NEW $100 MILLION TERM LOAN

        New York, NY (May 10, 2004)—PRIMEDIA Inc. (NYSE: PRM) announced that it priced a $175 million offering of Senior Floating Rate Notes Due 2010 and intends to enter into a new $100 million term loan credit facility with a maturity date of December 30, 2009 fully underwritten by certain of its existing lenders. The Senior Floating Rate Notes will bear interest at LIBOR plus 5.375%. These transactions are in lieu of its previously announced offering of $275 million of Senior Floating Rate Notes Due 2010.

        The Company intends to use the proceeds of the Senior Floating Rate Notes Due 2010 and the new term loan to repay indebtedness and reduce outstanding amounts of its preferred stock.

        This announcement is neither an offer to sell nor a solicitation of an offer to buy the notes described herein. PRIMEDIA is offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes to be offered will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About PRIMEDIA

        PRIMEDIA is the leading targeted media company in the United States. With 2003 revenues of $1.3 billion, our properties comprise more than 200 brands that connect buyers and sellers in more markets than any other media company through our print publications, Web sites, events, newsletters and video programs in four market segments:

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  Enthusiast Media includes more than 120 consumer magazines, their Web sites and About.com, and is the #1 special interest magazine publisher in the U.S. with well-known brands such as Motor Trend, Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer.

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  Consumer Guides is the #1 publisher of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Homes Guide and the #1 distributor of free consumer publications through its proprietary distribution network in more than 16,000 locations.

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  Business Information is a leading information provider in more than 20 business market sectors with 78 magazines, 108 websites, 23 events, and 53 directories and data products.

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  Education and Training includes Channel One, a proprietary network to secondary schools; Films Media Group, a leading distributor of educational videos; and Workplace Learning, a group of employee training networks.

PRIMEDIA's stock symbol on the NYSE: PRM.

        This release contains certain forward-looking statements concerning PRIMEDIA's operations, economic performance and financial condition. These statements are based upon a number of assumptions and estimates, which are inherently subject to uncertainties and contingencies, many of which are beyond the control of the company, and reflect future business decisions, which are subject to change. Some of these assumptions may not materialize, and unanticipated events will occur which can affect the company's results.

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Contact:
Media:	Whit Clay, Sloane & Company, 212-446-1864, wclay@sloanepr.com
Investors:	Jim Magrone, PRIMEDIA, 212-745-0634, jmagrone@primedia.com

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PRIMEDIA PRICES $175 MILLION OF SENIOR FLOATING RATE NOTES AND INTENDS TO ENTER INTO A NEW $100 MILLION TERM LOAN